Exhibit 99.1

CONTACT: (206) 622-4191
Ernie Johnson, CEO
Michael Gats, CFO

Cutter & Buck Announces Quarterly Results

SEATTLE, September 7, 2006. /PR Newswire-FirstCall/ — Cutter & Buck Inc. (Nasdaq: CBUK) today announced results of its first quarter ended July 31, 2006.

For the quarter ended July 31, we had the following results:

	2006	2005
	(in millions, except percentage and per share data)
Net sales	$35.0	$29.7
Gross profit	$16.1	$14.0
Gross margin	46.0%	47.2%
Net income	$2.0	$2.1
Diluted earnings per share	$0.19	$0.18

Balance Sheet Summary:

	July 31, 2006	April 30, 2006	July 31, 2005
	(in millions)
Cash and short-term investments	$25.0	$20.1	$43.1
Accounts receivable	$18.5	$23.0	$18.2
Inventories	$29.6	$25.7	$28.7
Working capital	$63.6	$61.9	$83.2
Shareholders’ equity	$68.6	$67.0	$88.5

Financial Results and Management Viewpoint

Net sales of $35.0 million in the first quarter represented an increase of 17.6% over the same period in the prior year.  “This is our third consecutive quarter with a sales increase and we are particularly pleased with this quarter’s performance because each of our business units reported a year-over-year increase.  This is the first time since the third quarter of fiscal year 2000 that every one of our business units reported a sales increase during the quarter,” said Ernie Johnson, Chief Executive Officer.  “Our customers are responding to our renewed focus on product.  In fact the response has been so strong, we have continued to need to expedite the receipt of our product to continue to meet demand.”

First quarter sales in the corporate sales business unit, our largest business unit in terms of sales, were $15.2 million, a 10.8% increase over the same period in the prior year.  “Our upgraded

Classics line has been well received, especially the technical pieces in our CB ProTec line and our women’s companion pieces,” said Kaia Akre, President.  “Demand continues to exceed our initial expectations for the line.”

Golf sales were $8.0 million during the first quarter, a 1.1% increase over the same period in the prior year.  “As mentioned last quarter, we saw a shift in sales from the fourth quarter of last fiscal year to the first quarter of this fiscal year.  However, the first quarter increase was offset primarily by one large order in the prior year which did not reoccur this year.  Compared to the prior year, we did see a significant shift in our golf sales to our CB ProTec product line, similar to what we saw with our Classics in the corporate business unit,” said Johnson.

Specialty Retail sales of $6.9 million increased approximately $1.5 million, or 26.5%, during the first quarter compared to the same period in the prior year. This is attributable to growth in sales to specialty retailers including select department stores, big and tall retailers, and collegiate and pro sports teams and shops (CPS). In addition to increased demand, the sales growth with specialty retailers was due to strong reorders of our Spring fashion line with existing customers as well as earlier deliveries of our Fall 2006 fashion line. We continue to see growth in the big and tall market. Our brand and styling have been well-received by these customers. CPS sales increased due to strong acceptance of our CB ProTec line and reorders related to earlier deliveries of Spring product.

Sales in our consumer direct business unit increased approximately $1.5 million during the quarter compared to the same period in the prior year, primarily related to the consumer catalog that we launched in September 2005.  First quarter sales in our international and licensing business unit, which includes sales to international distributors as well as royalties from international and domestic licensees, increased 7.9% over the same period last year.  Sales in our other business unit increased approximately $0.7 million during the quarter compared to the same period in the prior year, primarily due to increased liquidation sales as we had an opportunity to liquidate older fashion inventory that would normally be liquidated in the second quarter.

Gross margin during the quarter was 46.0%, a 120 basis-point decrease from the previous year and in line with our gross margin in the fourth quarter of last year.  As noted last quarter, higher than expected demand for our new Classics product necessitated an increase in our use of air freight in order to meet our customers’ requirements.  This demand continued through the first quarter requiring additional air freight.  Also during the quarter, we liquidated more product than in the same period last year.  While we anticipate our gross margins will continue to be impacted by additional air freight through the third quarter, we continue to expect our gross margin to be in the 44%-48% range.

First quarter selling, general and administrative expenses of $12.6 million were 36.0% of sales compared to the prior year of $10.9 million or 36.7% of sales.  “Of the $1.7 million increase in our selling, general and administrative expenses, $1.1 million was attributable to our consumer catalog and e-commerce operations and approximately $0.6 million was due to commissions and other incentive-based compensation related to our increased sales and profitability during the quarter,” explained Michael Gats, Chief Financial Officer.

We adopted SFAS No. 123(R) related to the expensing of share-based compensation during the first quarter of fiscal 2007.  Adoption of this new accounting standard did not have a significant impact on our results of operations for the quarter.

In the prior year, we realized a one-time benefit of $0.5 million due to the conclusion of the lawsuit against a previous insurance carrier.  Excluding this benefit, prior year operating income would be $2.5 million.  This year’s first quarter operating income of $2.8 million represents a 14.9% increase over that amount.

Net income for the first quarter was $2.0 million or $0.19 per diluted share, compared to $2.1 million, or $0.18 per diluted share, in the same period last year.  Excluding the one-time benefit, net income would have been $1.8 million, or $0.16 per diluted share in the prior year, resulting in an increase in net income of 14.1%, or $0.03 per diluted share, for the first quarter of the current fiscal year compared to the same period in the prior year.

Our balance sheet remains strong with cash and short-term investments of $25.0 million as of the end of the quarter and no debt.  Accounts receivable were up slightly compared to the same quarter last year.  Our sales increased at a rate greater than the increase in accounts receivable resulting in our days sales decreasing from 61 days last year to 54 days this year.  Our inventory balance increased 3.1% over the first quarter balance last year.  This was due to our expedited receiving of products to meet increased customer demand.  Days inventory decreased from 157 days during the first quarter last year to 133 days this year.

Quarterly Dividend Announced

Cutter & Buck announced that its board of directors approved a $0.07 per share quarterly dividend payable on October 12, 2006, to shareholders of record on September 28, 2006.

Annual Meeting

The annual meeting of shareholders will be held at 9 AM on Thursday, October 19, 2006 at the company’s corporate office in Seattle.  At that meeting, the company will put forth an eight member board comprised of the six current directors and two new nominees, Thomas F. O’Riordan and David A. Lorber.  Information on those nominees will be included in the company’s proxy statement.

Final Comments

CEO Ernie Johnson concluded, “Last year we said we were investing in the future growth of the company by focusing on our product.  We are now beginning to see the impact of those investments.  While the turnaround will continue to take time, particularly in the golf channel, we believe our customers recognize and appreciate the significant improvement in both our fashion and classics lines.  We recently introduced our spring 2007 line with new and innovative fabrics and designs that are receiving a very favorable response from our customers.

“While we continue to grow, we do not anticipate maintaining sales increases at the same high level we experienced during the first quarter.  During the second and third quarters of last year, we had discounted a significant amount of discontinued Classics inventory as we began upgrading the Classics line.  This helped increase our sales volume during that period, albeit at lower margins.  This year, we will have a limited amount of discounted classics while we drive our sales with our updated products.  In addition, during the second quarter last year, we launched our consumer catalog.  Beginning in the second quarter this year, while we will continue to experience growth in our direct to consumer business unit, we will not experience the same level of year-over-year increases as we have experienced over the last three quarters because the prior year comparisons will begin to include catalog sales.

“I remain confident that as we continue to bring innovation and updated products to our customers, we will continue to grow Cutter & Buck and increase shareholder value over time.”

Conference Call Information

Cutter & Buck invites investors to listen to a broadcast of the company’s conference call to discuss these matters. The conference call will be broadcast live over the Internet at 11:00 AM Eastern Time, 8:00 AM Pacific Time, September 7, 2006. To listen to the conference call, go to http://www.cutterbuck.com. At the website select “Investor Relations”. The call will be archived shortly after its completion and will be available on the web through November 7, 2006. The call can also be accessed at 1-800-642-1687, ID #5113634 through November 7, 2006.

Statements made in this news release that are not historical facts are forward-looking statements, including projected gross margins, anticipated demand for our new products,   and trends in the company’s operations . Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements. Specifically, there are a number of important factors that could cause actual future results to differ materially from those anticipated by any forward looking statements. Those factors include, but are not limited to the following: our ability to control costs and expenses, including costs associated with the ongoing upgrade of some of our computer systems and our marketing initiatives and costs associated with regulatory compliance; the potential outcome of pending and future audits by various taxing jurisdictions; our ability to maintain our relationships with our sponsored professional golfers;  relations with and performance of suppliers; our ability to carry out successful designs and effectively advertise and communicate with the marketplace and to penetrate chosen distribution business channels; our ability to appropriately price our products; the number of  golf rounds played, which may be impacted by severe weather-related disasters and the weather in general; competition; risks related to the timely performance of third parties, such as shipping companies, including risks of strikes or labor disputes involving these third parties; identifying, attracting and retaining employees, including key management personnel; political and trade relations; the overall level of consumer spending on apparel; global economic and political conditions, including impacts of increasing oil prices, disease and terrorism and responses thereto, including war. Additional information on these and other factors, which could affect our financial results, are included in our Securities and Exchange Commission filings, including those risk factors disclosed in Item 1A of our Annual Report on Form 10-K. Finally, there may be other factors not mentioned above or included in our SEC filings that may cause actual results to differ materially from any forward-looking statements. You should not place undue reliance on these forward-looking statements. We assume no obligation to update any forward-looking statements as a result of new information, future events, or developments, except as may be required by securities laws.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear under the Cutter & Buck brand name. The company sells its products primarily to golf and specialty retailers, corporations and international distributors and licensees. We also sell directly to end consumers through catalog and internet business channels. Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing, and rich detailing.

Table A: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended
	July 31,	July 31,
(in thousands, except share and per share amounts)	2006	2005

Net sales	$34,972	$29,741
Cost of sales	18,895	15,696
Gross profit	16,077	14,045

Operating expenses:
Selling, general and administrative	12,605	10,916
Depreciation	642	666
Restatement expenses	—	(483)
Total operating expenses	13,247	11,099
Operating income	2,830	2,946

Interest income (expense)
Interest income	312	308
Interest expense	—	(8)
Net interest income (expense)	312	300
Pre-tax income	3,142	3,246
Income tax expense	1,100	1,144
Net income	$2,042	$2,102

Basic earnings per share:	$0.19	$0.19
Diluted earnings per share:	$0.19	$0.18

Shares used in computation of:
Basic earnings per share	10,483,261	11,164,397
Diluted earnings per share	10,695,685	11,438,186

Cash dividends declared per share of common stock outstanding	$0.07	$1.41

Table B: Summary of Net Sales by Business Unit

	Three Months Ended July 31,			Percent
(in thousands, except percent change)	2006	2005	Increase	Change

Corporate	$15,226	$13,742	$1,484	10.8%
Golf	7,977	7,891	86	1.1
Specialty Retail	6,932	5,478	1,454	26.5
Direct to Consumer	1,941	489	1,452	296.9
International	807	748	59	7.9
Other	2,089	1,393	696	50.0
Total	$34,972	$29,741	$5,231	17.6%

Table C: Condensed Consolidated Balance Sheets (unaudited, unless otherwise stated)

(in thousands)	July 31, 2006	April 30, 2006	July 31, 2005
	(audited)
Assets
Current assets:
Cash and cash equivalents	$4,939	$7,808	$12,845
Short-term investments	20,074	12,314	30,275
Accounts receivable	18,499	22,993	18,188
Inventories	29,573	25,659	28,687
Other current assets	4,935	4,782	5,513
Total current assets	78,020	73,556	95,508

Furniture and equipment, net	6,274	6,428	6,747
Other assets	1,670	1,709	1,771
Total assets	$85,964	$81,693	$104,026

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,022	$5,767	$5,107
Income taxes payable	672	—	—
Accrued liabilities	6,760	5,934	7,177
Total current liabilities	14,454	11,701	12,284

Long-term liabilities	2,886	3,006	3,194

Total shareholders’ equity	68,624	66,986	88,548
Total liabilities and shareholders’ equity	$85,964	$81,693	$104,026

Table D: Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended
(in thousands)	July 31, 2006	July 31, 2005

Operating activities:
Net income	$2,042	$2,102
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	656	679
Share-based payments	56	24
Deferred income taxes	39	78
Tax benefit on exercise of stock options	41	165
Changes in assets and liabilities:
Accounts receivable, net	4,494	3,626
Inventories, net	(3,914)	(3,289)
Prepaid expenses and other assets	(138)	(347)
Accounts payable, accrued liabilities and other liabilities	1,962	1,462
Income taxes payable	760	412
Net cash provided by operating activities	5,998	4,912

Investing activities:
Purchases of furniture and equipment	(502)	(692)
Purchases of short-term investments	(15,680)	(26,308)
Maturities of short-term investments	7,816	24,864
Net cash used in investing activities	(8,366)	(2,136)

Financing activities:
Issuance of common stock	321	483
Tax benefit on exercise of stock options	67	—
Payment of dividends	(736)	(785)
Repurchases of common stock	(153)	(1,316)
Principal payments under capital lease obligations	—	(65)
Net cash used in financing activities	(501)	(1,683)

Net (decrease) increase in cash and cash equivalents	(2,869)	1,093
Cash and cash equivalents, beginning of period	7,808	11,752
Cash and cash equivalents, end of period	$4,939	$12,845